Exhibit 99.1

IDENTIV REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

Company Achieves 30% Annual Revenue Growth, Coupled with Disciplined Cost

Management Driving Positive Net Income Attributable to Identiv, Inc.

FREMONT, Calif. — March 7, 2019 — Identiv, Inc. (NASDAQ: INVE), a global provider of physical security and secure identification, reported financial results for the fiscal year and fourth quarter ended December 31, 2018.

Recent Financial and Operational Highlights

•	29% year-over-year revenue growth in Q4 2018, first quarter reaching positive GAAP net income attributable to Identiv, Inc. since 2010

•	10th consecutive quarter of positive non-GAAP adjusted EBITDA in Q4 2018

•	Software and services revenue up 155% in Q4 2018, 15% of total revenue

•	Secured two banking wins, including a $3+ million, three-year services agreement with a top four U.S. bank

•	Acquisition of Thursby Software Systems: secure mobility solutions primarily for DoD, strategic complement to Identity segment

•	Delivered over 200,000 dual interface (HF and UHF) credentials serving a government-mandate for personnel authentication in EMEA. Over $1.5 million in 2019 backlog

•	Delivered 3,000+ secure TS readers to fourth largest (by population) U.S. county in Q4 2018, enabling seamless migration toward government grade security

•

Acquisition of Freedom, Liberty, EnterphoneTM MESH, and services business lines of Viscount Systems: advanced hardware-light, software-enabled solutions for federal market and commercial SMB & IT market. Strategic complement to Premises segment

•	Integration partner awarded blanket purchase agreement specifying Identiv’s Hirsch Access Control solution in Q1 2019: upgrade 500+ federal sites to FICAM

Fourth Quarter 2018 Financial Results

Revenue for the fourth quarter of 2018 was $21.3 million, an increase of 6% from $20.0 million achieved in the third quarter of 2018 and increase of 29% from $16.6 million in the fourth quarter of 2017.

Revenue in the Premises segment, which includes the Company’s physical access control solutions on the Hirsch Velocity and Cisco ICPAM platforms, as well as the 3VR-branded video and analytics solutions, decreased 5% from the prior quarter and increased 25% from the fourth quarter of 2017 to $8.9 million.

Revenue in the Identity segment, which includes the Company’s transponder, smart card reader and Thursby software products and solutions, increased 16% from the prior quarter and increased 31% from the fourth quarter of 2017 to $12.4 million.

In the fourth quarter of 2018, in order to simplify its reporting structures, the Company has eliminated its ‘All Other’ segment and combined its Identity and Credentials segments. The combined segment is now referred to as the Identity segment.

GAAP gross margin was 48% in the fourth quarter of 2018, an increase compared to 42% in the third quarter of 2018 and 30% in the fourth quarter of 2017. The year-over-year gross margin improvement mainly reflects a transponder-related inventory obsolescence reserve adjustment in the Identity segment taken in the fourth quarter of 2017, as well as the higher-margin contribution of Thursby-related revenue in the fourth quarter of 2018.

GAAP operating expenses, including research and development (R&D), sales and marketing (S&M), general and administrative (G&A), and restructuring and severance charges, were $9.1 million in the fourth quarter of 2018, compared to $8.6 million in the third quarter of 2018 and $7.0 million in the fourth quarter of 2017, reflecting a sequential increase of 5% and a year-over-year increase of 30%. The year-over-year increase was primarily due to the inclusion of 3VR and Thursby operations following the acquisitions of those businesses in February and November of 2018, respectively.

Non-GAAP operating expenses (adjusted to exclude restructuring and severance costs and certain non-cash charges, such as stock-based compensation, depreciation and amortization and loss on extinguishment of debt as well as other non-GAAP items consisting of acquisition-related transaction costs) for the fourth quarter of 2018 were $7.4 million, compared to $7.2 million in the third quarter of 2018 and $5.8 million in the fourth quarter of 2017, reflecting a sequential increase of 4% and a year-over-year increase of 27%. The year-over-year increase in non-GAAP operating expenses was mainly due to the inclusion of 3VR and Thursby operations.

GAAP net income attributable to Identiv, Inc. totaled $0.6 million in the fourth quarter of 2018, compared to a net loss of $0.3 million in the third quarter of 2018 and a net loss of $4.5 million in the fourth quarter of 2017.

GAAP net loss attributable to common stockholders per share was $(0.01) in the fourth quarter of 2018, compared to net loss of $(0.02) per share in the third quarter of 2018, and $(0.31) per share in the fourth quarter of 2017. The net loss per share for the fourth quarter resulted from adjusting the numerator in the EPS calculation for the first full year accretion of dividends on the Series B preferred stock.

Non-GAAP adjusted EBITDA in the fourth quarter of 2018 totaled $3.1 million, an increase of 86% compared with $1.7 million in the third quarter of 2018 and $1.3 million in the fourth quarter of 2017.

Fiscal Year 2018 Financial Results

Revenue for the fiscal year 2018 was $78.1 million, an increase of 30% from $60.2 million in fiscal year 2017. The increase in revenue reflects both organic and inorganic double-digit revenue growth.

Revenue growth of 43% in the Premises segment reflects the contribution from 3VR video and analytics solutions, as well as growth in the Company’s core physical access solutions, which was predominantly driven by increased access reader and software sales.

Revenue in the Identity segment increased 21%, driven primarily by record sales of access cards as well as the contribution of revenue from the acquisition of Thursby Software in the fourth quarter of 2018. As previously communicated, certain lower margin access card business is expected to decrease in the future.

GAAP gross margin was 43% in fiscal year 2018, an improvement compared to 37% in fiscal year 2017. Gross margin in the Premises segment was 56%, compared to 57% in 2017. Gross margin in the Identity segment was 32%, compared to 24% in 2017. The lower gross margin in 2017 mainly reflected a transponder-related inventory obsolescence reserve adjustment that occurred during the year.

GAAP operating expenses were $35.2 million in fiscal year 2018, compared to $26.8 million in fiscal year 2017, an increase of 31%. The increase was primarily due to the inclusion of 3VR and Thursby operations, as stated above.

Non-GAAP operating expenses were $29.0 million in fiscal year 2018, compared to $22.6 million in fiscal year 2017, an increase of 28%. The increase was primarily due to the inclusion of 3VR operations following the acquisition in February 2018.

GAAP net loss attributable to Identiv, Inc. in fiscal year 2018 totaled $4.7 million, compared with GAAP net loss to the Company of $8.1 million in fiscal year 2017. GAAP net loss attributable to common stockholders per share was $(0.30), compared to net loss of $(0.61) per share in fiscal year 2017. Fiscal year 2018 results included restructuring and severance charges of $0.7 million, compared to negligible restructuring costs in fiscal year 2017.

Non-GAAP adjusted EBITDA in fiscal year 2018 totaled $5.7 million, compared with a non-GAAP adjusted EBITDA of $2.7 million in full year 2017, predominantly reflecting the revenue growth and expanded gross margin provided by the 3VR and Thursby operations.

See note regarding “Use of Non-GAAP Financial Measures” below for a discussion of the non-GAAP measures used in this press release.

Fiscal Year 2019 Guidance

For the fiscal year ending December 31, 2019, the Company expects revenue to be between $92 million and $95 million, non-GAAP adjusted EBITDA to be between $7.0 million and $9.0 million, and non-GAAP adjusted net income to be between $(0.5)M and $1.0M.

Management Commentary

“2018 was a pivotal year for Identiv. We continued to generate improving financial performance and executed actions to accelerate our growth, scale the business, drive higher margins and improve profitability,” said Steven Humphreys, Identiv CEO. “Our 30% annual revenue growth was driven by both double digit organic and inorganic growth, as we continued to gain market share. We’ve significantly increased our software and services revenues, increasing margins and predictability. The acquisitions of 3VR, Thursby and the business lines of Viscount complete the core components of our platform to digitize the physical world, bringing us much closer to our vision of cloud, software-centric and mobile-enabled digital access. We believe we have the most complete platform in the industry, encompassing RFID devices, a software platform available as client/server, web or cloud, IoT bridges & readers, identities, logical and converged access, mobility, and the services to tie it all together. With this superior solution and clear growth drivers within our target markets, we believe we’re positioned to deliver additional scale and operating leverage, driving higher investor returns over time.”

Sandra Wallach, Identiv CFO, added: “Our strong financial results for the quarter and year enabled us to achieve, and even exceed in some cases, our guidance for revenue and adjusted EBITDA. In addition, based on the revenue growth, margin improvement and our operational discipline, we were able to achieve the ranges for non-GAAP gross margin and adjusted EBITDA margin in our mid-term target business model during the year, reflecting our meaningful progress toward driving scale and margin expansion in the business. During Q4, we also achieved our 10th consecutive quarter of positive adjusted EBITDA and our first quarter of positive GAAP net income attributable to the Company since 2010, while making further progress on closing the gap to net income profitability on an annual basis.”

Conference Call

Identiv management will hold a conference call today (March 7, 2019) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-free dial-in number: +1-800-319-4610

International number: +1-631-891-4304

Conference ID: 10006243

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call webcast will be broadcasted live and available for replay here and via the Investor Relations section of Identiv’s website.

A replay of the call will be available after 8:00 p.m. Eastern time through April 7, 2019.

Toll-free replay number: +1-844-512-2921

International replay number: +1-412-317-6671

Conference ID: 10006243

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control, video analytics and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, banking, retail, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA, non-GAAP operating expenses, and non-GAAP adjusted net income. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above exclude items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision (benefit) for income taxes, net income (loss) attributable to non-controlling interest, interest expense, loss (gain) on extinguishment of debt, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, acquisition related transaction costs, and restructuring and severance, and inventory reserve adjustments. Non-GAAP operating expenses exclude stock based compensation, amortization and depreciation, acquisition related transaction costs and restructuring and severance. For historical periods, the exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release. Identiv has not provided a reconciliation of its full-year 2019 guidance regarding non-GAAP adjusted EBITDA and non-GAAP adjusted net income to an expected net income (loss) guidance because certain items that are a component of net income (loss) cannot be reasonably projected. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense, income tax expense (benefit), share-based compensation, and foreign currency (gains) losses. These components of net income (loss) could significantly impact Identiv’s actual net income (loss).

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations regarding future operating and financial performance, including full year 2019 revenue, non-GAAP adjusted EBITDA and non-GAAP adjusted net income guidance, the Company’s beliefs regarding its ability to achieve its business and strategic objectives, the drivers of momentum in its business, and the drivers of gross margin and backlog, the Company’s progress to profitability, the Company’s beliefs regarding growth in 2019, the Company’s belief that it is positioned to achieve additional scale and operating leverage, which it believes will drive higher stockholder returns over time, the Company’s expectations regarding backlog, and the Company’s beliefs regarding the benefits and attributes of its platform, and its status in the market and with customers is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, actual results for fiscal 2019 and beyond, the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, the actual benefits achieved through acquisitions, the level of customer orders, the success of its products and partnerships, industry trends and seasonality, and factors discussed in its public reports, including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios

949-574-3860

IR@identiv.com

Media Contact:

press@identiv.com

— Financials Follow —

Identiv, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net revenue	$21,298	$20,022	$16,555	$78,142	$60,219
Cost of revenue	11,111	11,538	11,636	44,810	38,059

Gross profit	10,187	8,484	4,919	33,332	22,160
Operating expenses:
Research and development	1,851	1,860	1,562	7,235	6,146
Selling and marketing	4,215	3,915	3,310	16,391	13,452
General and administrative	2,872	2,641	2,122	10,824	7,241
Restructuring and severance	156	223	—	747	(49)

Total operating expenses	9,094	8,639	6,994	35,197	26,790

Income (loss) from operations	1,093	(155)	(2,075)	(1,865)	(4,630)
Non-operating income (expense):
Interest expense, net	(279)	(291)	(595)	(1,518)	(2,590)
Loss on extinguishment of debt, net	—	—	(1,765)	(1,369)	(788)
Foreign currency (losses) gains, net	(150)	200	(156)	204	(358)

Income (loss) before income taxes and noncontrolling interest	664	(246)	(4,591)	(4,548)	(8,366)
Income tax (provision) benefit	(34)	(41)	53	(155)	214

Income (loss) before noncontrolling interest	630	(287)	(4,538)	(4,703)	(8,152)
Less: Income (loss) attributable to noncontrolling interest	—	—	22	(5)	14

Net income (loss) attributable to Identiv, Inc.	630	(287)	(4,516)	(4,708)	(8,138)
Cumulative dividends on Series B preferred stock	(833)	—	—	(833)	—

Net loss attributable to common stockholders	$(203)	$(287)	$(4,516)	$(5,541)	$(8,138)

Net loss per share:
Basic	$(0.01)	$(0.02)	$(0.31)	$(0.30)	$(0.61)
Diluted	$(0.01)	$(0.02)	$(0.31)	$(0.30)	$(0.61)

Weighted average shares outstanding, basic and diluted	16,157	15,750	14,659	15,654	13,273

Identiv, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
ASSETS
Current assets:
Cash	$10,866	$14,240	$17,922	$16,685	$19,052
Accounts receivable, net of allowances	14,952	14,129	13,974	12,518	12,282
Inventories	13,631	11,973	12,751	11,556	11,126
Prepaid expenses and other assets	2,743	2,383	1,884	1,853	1,779

Total current assets	42,192	42,725	46,531	42,612	44,239
Property and equipment, net	2,624	2,135	2,012	2,151	2,043
Intangible assets, net	10,980	9,155	9,686	10,217	4,365
Goodwill	9,286	5,781	5,781	5,880	—
Other assets	1,224	1,146	1,039	1,072	715

Total assets	$66,306	$60,942	$65,049	$61,932	$51,362

LIABILITIES AND STOCKHOLDERS´ EQUITY
Current liabilities:
Accounts payable	$5,654	$5,584	$7,181	$7,028	$5,863
Current portion - payment obligation	1,025	989	953	919	888
Current portion - financial liabilities	11,554	11,245	13,586	12,401	9,829
Current portion - notes payable	2,000	2,000	2,000	2,000	—
Current portion - deferred revenue	2,174	2,265	2,943	3,187	900
Accrued compensation and related benefits	1,794	1,819	1,804	1,897	1,515
Other accrued expenses and liabilities	5,277	2,997	2,686	3,202	2,020

Total current liabilities	29,478	26,899	31,153	30,634	21,015
Long-term payment obligation	1,860	2,157	2,447	2,731	2,998
Long-term financial liabilities	—	—	—	2,622	2,921
Long-term deferred revenue	636	1,226	958	1,140	190
Other long-term liabilities	632	625	438	387	385

Total liabilities	32,606	30,907	34,996	37,514	27,509

Total stockholders´ equity	33,700	30,035	30,053	24,418	23,853

Total liabilities and stockholders´ equity	$66,306	$60,942	$65,049	$61,932	$51,362

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP cost of revenue	$11,111	$11,538	$11,636	$44,810	$38,059
Reconciling items included in GAAP cost of revenue:
Stock-based compensation	(25)	(22)	(11)	(89)	(82)
Amortization and depreciation	(297)	(320)	(280)	(1,231)	(1,131)
Transponder inventory reserve adjustment	—	—	(1,971)	—	(1,971)

Total reconciling items included in GAAP cost of revenue	(322)	(342)	(2,262)	(1,320)	(3,184)

Non-GAAP cost of revenue	$10,789	$11,196	$9,374	$43,490	$34,875

Non-GAAP gross profit margin	49%	44%	43%	44%	42%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$9,094	$8,639	$6,994	$35,197	$26,790
Reconciling items included in GAAP operating expenses:
Stock-based compensation	(634)	(681)	(553)	(2,557)	(2,398)
Amortization and depreciation	(497)	(481)	(391)	(1,925)	(1,621)
Acquisition related transaction costs	(379)	(84)	(204)	(984)	(212)
Restructuring and severance	(156)	(223)	—	(747)	49

Total reconciling items included in GAAP operating expenses	(1,666)	(1,469)	(1,148)	(6,213)	(4,182)

Non-GAAP operating expenses	$7,428	$7,170	$5,846	$28,984	$22,608

Reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA
GAAP net income (loss) attributable to Identiv, Inc.	$630	$(287)	$(4,516)	$(4,708)	$(8,138)
Reconciling items included in GAAP net income (loss):
Provision (benefit) for income taxes	34	41	(53)	155	(214)
Net (loss) income attributable to noncontrolling interest	—	—	(22)	5	(14)
Interest expense, net	279	291	595	1,518	2,590
Loss on extinguishment of debt, net	—	—	1,765	1,369	788
Foreign currency losses (gains), net	150	(200)	156	(204)	358
Stock-based compensation	659	703	564	2,646	2,480
Amortization and depreciation	794	801	671	3,156	2,752
Acquisition related transaction costs	379	84	204	984	212
Restructuring and severance	156	223	—	747	(49)
Transponder inventory reserve adjustment	—	—	1,971	—	1,971

Total reconciling items included in GAAP net income (loss)	2,451	1,943	5,851	10,376	10,874

Non-GAAP adjusted EBITDA	$3,081	$1,656	$1,335	$5,668	$2,736